Exhibit 10.13.5

PERFORMANCE SHARE AWARD AGREEMENT

1.
The Grant. Orbital ATK, Inc., a Delaware corporation (the “Company”), hereby grants to you, on the terms and conditions set forth in this Performance Award Agreement (this “Agreement”) and in the Orbital ATK, Inc. 2015 Stock Incentive Plan (the “Plan”), a Performance Award as of the date, and for the number of Shares (the “Performance Shares”), which the Company or its agent provided to you separately in writing through an electronic notice and on-line award acceptance web page (the “Electronic Notice and On-Line Award Acceptance”).

2.	Measuring Period. The Measuring Period for purposes of determining whether the Company will pay you the Performance Shares shall be the three-fiscal-year period beginning January 1, 2018.

3.
Performance Goals. The Performance Goals for purposes of determining whether the Company will pay you the Performance Shares are set forth in the Performance Accountability Chart, which the Company provided to you separately in writing.

4.
Payment. The Company will pay you the Performance Shares if and to the extent that the Performance Goals are achieved, as set forth in the Performance Accountability Chart and as determined by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion. Notwithstanding the foregoing, the Committee has the discretion to adjust the payment level downward from the level of performance actually achieved.

5.
Form and Timing of Payment. The Company will pay you any shares payable pursuant to this Agreement in shares of common stock of the Company (the “Shares”), with one Share issued for each Performance Share earned. The Company will pay you the Performance Shares as soon as practicable after the Committee determines, in its sole discretion, after the end of the Measuring Period, whether, and the extent to which, the Performance Goals have been achieved, but in no event later than 2 ½ months after the end of the Measuring Period.

6.
Change in Control. If you are involuntarily terminated without Cause in connection with a Change in Control (as defined in Appendix A to this Agreement), the Performance Shares shall immediately be payable at the target performance level, but prorated for your active service time with the Company during the Measuring Period, provided, however, that you have signed a general release and non-competition/non-solicitation agreement provided to you by the Company at that time. However, if you are or become a participant in the Company’s applicable Income Security Plan or any successor or substitute plan (the “ISP”), then, in the event of a Change in Control (as defined in the ISP), the provisions of the ISP shall govern and take precedence over the terms of this Agreement.

7.
Forfeiture. In the event of your termination of employment prior to the end of the Measuring Period, other than by reason of death, Disability (as defined in Appendix A to this Agreement), Retirement (as defined in Appendix A to this Agreement), or involuntary termination without Cause (as defined in Appendix A to this Agreement), all of your Performance Shares and rights to payment of any Shares shall be immediately and irrevocably forfeited. In the event of your termination of employment prior to the end of the Measuring Period by reason of Disability, Retirement, or involuntary termination without Cause, you shall be entitled to receive, after the end of the Measuring Period, the number of Shares determined by the Committee pursuant to this Agreement, but prorated for your active service time with the Company during the Measuring Period, provided, however, in the event of your involuntary termination without Cause, that you have signed a general release and non-competition/non-solicitation agreement provided to you by the Company at that time. In the event of your death prior to the end of the Measuring Period, your estate shall be entitled to receive, within a practicable time after your death, payment of the Performance Shares at the threshold performance level, but prorated for your active service time with the Company during the Measuring Period.

8.	Recoupment. If you are or become an “Executive Officer” as defined in the Company’s Executive Compensation Recoupment Policy (the “Recoupment Policy”), you will be subject to the Recoupment Policy.

9.
Holding Requirement. If you are or become an officer of the Company subject to the Stock Holding Policy for Executive Officers and Certain Members of Senior Management (the “Stock Holding Policy”), you will be required to comply with the Stock Holding Policy.

10.	Rights. Nothing herein shall be deemed to grant you any rights as a holder of Shares unless and until the Company actually issues the Shares to you as provided herein.

11.
Income Taxes. You are liable for any federal, state and local income or other taxes applicable upon the grant of the Performance Shares, the receipt of the Shares, or subsequent disposition of the Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon payment of the Performance Shares and/or issuance of the Shares to you, the Company will pay your required minimum statutory withholding taxes by withholding Shares otherwise to be delivered upon the payment of the Performance Shares with a Fair Market Value (as defined in the Plan) equal to the amount of such taxes. Alternatively, if you notify the Company prior to the end of the Measuring Period, you may elect to pay all or a portion of the minimum statutory withholding taxes by (a) delivering to the Company Shares other than Shares issuable upon the payment of the Performance Shares with a Fair Market Value equal to the amount of such taxes or (b) paying cash, provided that if you do not deliver such Shares or cash to the Company by the second business day after the payment date of the Performance Shares, the Company will pay your required minimum statutory withholding taxes by withholding Shares otherwise to be delivered upon the payment of the Performance Shares with a Fair Market Value equal to the amount of such taxes.

12.
Acknowledgment. This Award of Performance Shares shall not be effective until you agree to the terms and conditions of this Agreement and the Plan, and acknowledge receipt of a copy of the Prospectus relating to the Plan, by accepting this Award in writing or electronically as specified by the Company or its agent in the Electronic Notice and On-Line Award Acceptance.

13.
Northrop Grumman Merger Agreement. Notwithstanding any other provision of this Agreement, a Change in Control for purposes of this Agreement shall not result from the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 17, 2017, among Northrop Grumman Corporation, Neptune Merger, Inc., and the Company (the “Merger Agreement”). In the event of the consummation of the transactions contemplated by the Merger Agreement, the Performance Shares shall vest, become payable, and become forfeited to the extent set forth in the Merger Agreement, which among other things provides that at the Effective Time of the Merger (as such terms are defined in the Merger Agreement), the number of Performance Shares determined by (a) deemed achievement at the target performance level and (b) the “2018 Award Pro Rata Percentage” shall become vested, and the remaining Performance Shares shall be forfeited. The “2018 Award Pro Rata Percentage” means a fraction, (i) the numerator of which is the number of days that have elapsed from the beginning of the Measuring Period through and including the Closing Date (as defined in the Merger Agreement) and (ii) the denominator of which is the total number of days in the Measuring Period.

ORBITAL ATK, INC.
David W. Thompson
President & Chief Executive Officer

Orbital ATK, Inc. 2015 Stock Incentive Plan
Appendix A to Performance Share Award Agreement

A.	“Disability” means that you have been determined to have a total and permanent disability either by

i.	being eligible for disability for Social Security purposes, or

ii.	being totally and permanently disabled under the Company’s long-term disability plan.

B.	“Retirement” means

i.	if you are a current participant in a Company defined benefit plan, then “Retirement” is defined by that defined benefit plan, or

ii.
if you are not a current participant in a Company defined benefit plan, then “Retirement” means that you have reached age 55 and have at least five years of “vesting service” as defined in the Company’s 401(k) Plan.

C.	“Cause” means the occurrence of any of the following:

i.
You willfully and repeatedly fail to substantially perform your duties with the Company in accordance with the instructions of your manager (other than any such failure resulting from your incapacity due to physical or mental illness), which failure continues for 30 days unabated after a demand for substantial performance is delivered to you by your manager that specifically identifies the manner in which your manager believes that you have not substantially performed your duties,

ii.	You willfully engage in gross misconduct demonstrably injurious to the Company, monetarily or otherwise,

iii.	You engage in fraud, misappropriation or embezzlement of funds or property of the Company,

iv.	You are convicted of a felony or enter a plea of guilty or nolo contendere to a felony, or

v.	You are convicted of any crime involving fraud, embezzlement, or moral turpitude or the entrance of a plea of guilty or nolo contendere to such a crime.
For purposes of this definition, an act or failure to act on your part shall be considered “willful” if done or omitted to be done by you other than in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

D.	“Change in Control” means the occurrence of any of the following:

i.	the acquisition by any Person of Beneficial Ownership of 40% or more of the outstanding shares of the Company’s Voting Securities;

ii.
the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), unless such Corporate Transaction is a transaction pursuant to which all or substantially all of the Persons who are the Beneficial Owners of the Company immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, 60% or more of the outstanding shares of Voting Securities of the resulting or combined entity;

iii.
individuals who, as of May 5, 2015, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that (A) any individual who becomes a member of the Board subsequent to May 5, 2015, whose election (or nomination for election by the Company’s stockholders) was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, will be deemed a member of the Incumbent Board and (B) any individual who is initially elected as a member of the Board as a result of any actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will not be deemed a member of the Incumbent Board;

iv.	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

v.
any other circumstances (whether or not following a Change Event) which the Board determines to be a Change in Control for purposes of this Plan after giving due consideration to the nature of the circumstances then presented and the purposes of this Plan. Any such determination made by the Board will be irrevocable except by vote of a majority of the members of the Board who voted in favor of making such determination.

For purposes of this definition, a “Change in Control” will not result from any transaction precipitated by the Company’s insolvency, appointment of a conservator or determination by a regulatory agency that the Company is insolvent.

E.	“Change Event” means either of the following:

i.
the acquisition by any Person (other than the Company or a subsidiary or an employee benefit plan (including its trustee) of the Company) of Beneficial Ownership, directly or indirectly, of shares of Voting Securities of the Company directly or indirectly representing 15% or more of the total number of the then outstanding shares of the Company’s Voting Securities (excluding the sale or issuance of any Voting Securities directly by the Company, or any transaction in which the acquisition of such Voting Securities is made by such Person from five or fewer stockholders in a transaction or transactions approved in advance by the Board); or

ii.	the agreement, or the public announcement of an intention, by any Person or Persons, to take any action, which if completed, would constitute a Change in Control.

F.	“Beneficial Owner” or “Beneficial Ownership” will have the meaning given to such term in Rule 13d‑3 under the Exchange Act.

G.	“Board” or “Board of Directors” means the Board of Directors of the Company.

H.	“Person” will have the meaning given to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof (including a “group” as defined in Section 13(d)).

I.	“Voting Securities” means any shares of capital stock of any entity that are generally entitled to vote in elections for members of the board of directors.